Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

LIFE FINANCIAL CORP.

BEFORE RECEIPT OF PAYMENT FOR STOCK

Life Financial Corp., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST:           The Corporation has not received any payment for any of its stock.

SECOND:                                            The amendment set forth below to the Corporation’s Certificate of Incorporation was duly adopted by a majority of its directors in accordance with the provisions of Section 241 of the General Corporation Laws of the State of Delaware.

Paragraph A to Article FOURTH is hereby amended to read in its entirety as follows:

“A.                             The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty million (30,000,000) consisting of:

1.                                       Five million (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.                                       Twenty-five million (25,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).”

IN WITNESS WHEREOF, Life Financial Corp. has caused this Certificate of Amendment to be executed and attested by its duly authorized officers this 8th day of January, 1997.

LIFE FINANCIAL CORP.

	By:	/s/ Daniel L. Perl
Daniel l. Perl
President and Chief Executive Officer

ATTEST:

/s/ L. Bruce Mills, Jr.
L. Bruce Mills, Jr.
Secretary